CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (No. 333-142455) of Separate Account No. 206 of AXA Equitable Life Insurance Company of (i) our report dated March 28, 2019, relating to the consolidated financial statements and financial statement schedules of AXA Equitable Life Insurance Company and (ii) our report dated April 15, 2019 (the “Report”), relating to the financial statements of each Variable Investment Option of Separate Account No. 206 of AXA Equitable Life Insurance Company listed in the Report, which appear in such Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 18, 2019